AGREEMENT
	(for Key Executives)

This Agreement is entered into as of the 29th day of October,29
1997, by and between Performance Food Group Company
("Employer"), a Tennessee corporation with its principal place of business at 6800 Paragon Place, Suite 500, Richmond, Virginia 23230 and ____________ ("Executive").

	W I T N E S S E T H:

WHEREAS, the Executive is currently employed by Employer or one of its affiliates and Employer and Executive desire to set forth certain rights and obligations of Employer and Executive in the event of a change in control of Employer.

NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Benefits Upon Termination of Employment Following
a Change in Control. If at any time within two years following the occurrence of a Change in Control (as defined in Section 14 below) (i) the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause (as defined in Section 14 below), or (ii) Executive terminates his employment with Employer for Good Reason (as defined in Section 14 below), the following provisions will apply:

(a)	Employer shall pay Executive an amount equal
to:

(i)	The Applicable Percentage of Executive's
Base Salary (as defined in Section 14
below);

(ii)	The Applicable Percentage of Executive's
Bonus (as defined in Section 14 below);
and

(iii)	The amount required to reimburse
Executive on an after-tax basis as
described in Section 15 hereof for any
excise tax payable by Executive under
Section 4999 of the Internal Revenue
Code of 1986, as amended (the "Code"),
or any successor provision thereto, on
account of any payment, distribution or
other compensation to Executive
hereunder or under any employee stock
plan or other compensatory arrangement
constituting (individually or when
aggregated with all other such payments, distributions and compensation) an
"excess parachute payment" as defined in
Section 280G of the Code, or any
successor provision thereto;


(iv)	For purposes of clauses (i) and (ii), the
Applicable Percentage shall be determined based on Executive's full years of service with Employer at the time at which (i) the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause (as defined in Section 14 below), or (ii) Executive terminates his employment with Employer for Good Reason (as defined in Section 14 below):


              Full Years of Service      Applicable Percentage

                  Less than 5                   100%

                  5 through 10                  150%

                  More than 10                  200%

Executive's full years of service shall equal the determination made for participation in Employer's other benefit plans. The amounts described in clauses (i) and (ii) above will be paid to Executive as follows: (1) one-third of the total amount due shall be paid in substantially equal semi-monthly installments, over the twelve months immediately following termination of employment and (2) the remaining two-thirds shall be paid in a lump sum within five business days after the expiration of such twelve month period. The amount described in clause (iii) above will be paid within thirty (30) days following termination of Executive's employment.

(b)	Executive shall receive any and all benefits
accrued under any Incentive Plans (as defined in Section 14 below) to the date of termination of employment, the amount, form and time of payment of such accrued benefits to be determined by the terms of such Incentive Plans.

(c)	For purposes of any Incentive Plans, Executive
shall be given service credit for all purposes for, and shall be deemed to be an employee of Employer during the Coverage Period (as defined in Section 14 below), notwithstanding the fact that he is not an employee of Employer or any Affiliate (as defined in Section 14 below) thereof during the Coverage Period; provided that, if the terms of any of such Incentive Plans do not permit such credit or deemed employee treatment, Employer will make payments and distributions to Executive outside of the Incentive Plans in amounts substantially equivalent to the payments and distributions Executive would have received pursuant to the terms of the Incentive Plans and attributable to such credit or deemed employee treatment, had such credit or deemed employee treatment been permitted pursuant to the terms of the Incentive Plans.

(d)	During the Coverage Period Executive and his
spouse and family will continue to be covered by all Welfare Plans (as defined in Section 14 below), maintained by Employer in which he or his spouse or family were participating immediately prior to the date of his termination as if he continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare
Plans is not possible under the terms thereof, Employer will provide substantially identical benefits. If, however, Executive obtains employment with another employer during the Coverage Period, such coverage shall be provided until the earlier of: (i) the end of the Coverage Period or (ii) the date on which the Executive and his spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition.

Compensation under Section 1(a), (b), (c) and (d) hereof is contingent upon Executive's compliance with Section 4 hereof.

2.	Setoff.

(a)	With respect to Section 1, no payments or
benefits payable to or with respect to Executive or his spouse pursuant to this Agreement shall be reduced by the amount of any claim of Employer against Executive or his spouse or any debt or obligation of Executive or his spouse owing to Employer.

(b)	With respect to Section 1, no payments or
benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse may earn or receive from employment with another employer or from any other source, except as expressly provided in Section 1(d).

(c)	With respect to Section 1, the amounts payable
under Sections 1(a)(i) and (ii) shall be reduced, on a dollar for dollar basis, by amounts actually paid to Executive (to the extent such amounts paid represent future salary or cash bonuses) on account of any termination of employment of Executive if such amounts are paid pursuant to the provisions of any written agreement for ongoing employment with Employer in existence prior to the Change in Control.

3.	Death.  If Executive dies during the Coverage Period:

(a)	All amounts not theretofore paid described in
Section 1(a) shall be paid to his estate.

(b)	The spouse and family of Executive shall, during
the remainder of the Coverage Period, be covered under all Welfare Plans made available by Employer to Executive or his spouse immediately prior to the date of his death; provided that, if participation in any one or more of such plans and arrangements is not possible under the terms thereof, Employer will provide substantially identical benefits.

Any benefits payable under this Section 4 are in addition to any other benefit due to Executive or his spouse or beneficiaries from Employer, including, but not limited to, payments under any Incentive Plans.

4.	Restrictive Covenants.

(a)	Confidential Information.  Executive agrees not
(i) to disclose, following termination of his employment, to any person (other than to any person specifically authorized by the Board of Directors of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses or (ii) to use such information in any way detrimental to the Employer.

(b)	Non-Competition.  For a period of one year
following termination of employment under the circumstances described in Section 1 hereof, Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Employer or any Affiliate of Employer in any state in which the Employer or any Affiliate of Employer is conducting business on the date of the Change in Control, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof.

(c)	Enforcement.  Executive and the Employer
acknowledge and agree that any of the covenants contained in this
Section 4 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.

5.	Executive Assignment.  No interest of Executive or his
spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

6.	Benefits Unfunded.  All rights of Executive and his
spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

7.	Cost of Enforcement; Interest.  In the event that
Executive collects any part or all of the payments or benefits due hereunder or otherwise enforces the terms of this Agreement following a dispute with Employer regarding the terms of this Agreement by or through a lawyer or lawyers, Employer will pay all costs of such collection or enforcement, including reasonable attorneys' and accountants' fees and other out-of-pocket expenses incurred by the Executive, up to that point when Employer offers to settle the dispute for an amount equal to the amount which the Executive actually recovers; provided, however, that if the Executive violates any provision of Section 4, this Section 7 shall be void and of no further force and effect.

8.	Notices.  Any notice required or permitted to be given
under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Executive, or to its principal office in the case of the Employer and the date of mailing shall be deemed the date which such notice has been provided.

9.	Waiver of Breach.  The waiver by either party of any
provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

10.	Assignment; Successors.  The rights and obligations of
the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, including the surviving entity in any merger, consolidation, share exchange or other transaction described in Section 14(d)(ii) hereof or any person, entity or group that has acquired a majority of the outstanding shares of Common Stock (or securities convertible into Common Stock) of Employer or all, or substantially all, of the assets of Employer. The Executive acknowledges that the services to be rendered by him are unique and personal, and Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

11.	Entire Agreement.  This instrument contains the entire
agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12.	Applicable Law.  This Agreement shall be governed by
the laws of the State of Tennessee, without giving effect to the principles of conflicts of law thereof.

13.	Headings.  The sections, subjects and headings of this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.	Definitions.  For purposes of this Agreement:

(a)	"Affiliate" shall have the meaning set forth in the
Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b)	"Base Salary" means the higher of (i)
Executive's annual base salary in effect immediately prior to the occurrence of the Change in Control giving rise of an obligation on the part of Employer to make any payments under this Agreement or (ii) Executive's annual base salary in effect immediately prior to the termination of Executive's employment under the circumstances described in Section 1 above.

(c)	"Bonus" shall mean the higher of: (i) an amount
determined by multiplying (A) Executive's annual base salary in effect immediately prior to the Change in Control giving rise to the obligation of Employer to make any payment under this Agreement by (B) a percentage that is the average percentage of such base salary represented by the annual bonus paid to Executive in the three full calendar years of employment immediately preceding the date of such Change in Control (or if Executive was employed by Employer for less than three full calendar years prior to such Change in Control, such shorter period as Executive was employed by Employer prior to such Change in Control) or (ii) an amount determined by multiplying (A) the Executive's annual base salary in effect immediately prior to termination of employment under the circumstances described in
Section 1 by (B) the average percentage of Executive's annual base salary in effect immediately prior to such termination of employment represented by the annual bonus received by Executive following the occurrence of such Change in Control giving rise to an obligation on the part of Employer to make any payment under this Agreement.
Bonus amounts received in respect of less than a full year of service shall be recomputed on an annualized basis for purposes of any determination of annual bonus hereunder.

(d)	"Change in Control" shall mean the occurrence
of any of the following:

(i)	the acquisition of at least a majority of the
outstanding shares of Common Stock (or
securities convertible into Common Stock) of Employer by any person, entity or group (as used in Section 13(d)(3) and Rule 13d-5(b)(1) under the Exchange
Act);

(ii)	the merger or consolidation of Employer
with or into another corporation or other entity, or any share exchange or similar transaction involving Employer and another corporation or other entity, if as a result of such merger, consolidation, share exchange or other transaction, the persons who owned at least a majority of the Common Stock of Employer prior to the consummation of such transaction do not own at least a majority of the Common Stock of the surviving entity after the consummation of such transaction;

(iii)	the sale of all, or substantially all, of the
assets of Employer; or

(iv)	any change in the composition of the
Board of Directors of Employer, such that persons who at the beginning of any period of up to two years constituted at least a majority of the Board of Directors of Employer, or persons whose nomination was approved by such majority, cease to constitute at least a majority of the Board of Directors of Employer at the end of such period.

(e)	"Coverage Period" shall mean the period
beginning on the date the Executive's employment with Employer terminates under circumstances described in Section 1 and ending on the date that is twelve (12) months thereafter.

(f)	"Good Cause" shall be deemed to exist if, and
only if after the occurrence of a Change in Control:

(i)	Executive engages in material acts or
omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing or malfeasance which are demonstrably injurious to the Employer;

(ii)	Executive is convicted of a violation
involving fraud or dishonesty; or

(iii)	Executive materially fails to satisfy the
conditions and requirements of his
employment with Employer, and such
breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by Executive of written notice from Employer specifying the nature of the breach or failure and demanding the cure thereof.

Without limiting the generality of the foregoing, if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his conduct was unlawful in connection with any action taken by Executive in connection with his duties, it shall not constitute Good Cause.

Notwithstanding anything herein to the contrary, in the event
Employer shall terminate the employment of Executive for Good Cause hereunder, Employer shall give at least 30 days prior written notice to Executive specifying in detail the reason or reasons for Executive's termination.

(g)	"Good Reason" shall exist if after the occurrence
of a Change of Control:

(i)	there is a significant change in the nature
or the scope of Executive's authority;

(ii)	there is a reduction in Executive's rate of
base salary;

(iii)	Employer changes the principal location
in which Executive is required to perform services outside a thirty-five mile radius of such location without Executive's consent;

(iv)	there is a reasonable determination by
Executive that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority, powers, function or duties attached to his position; or

(v)	Employer terminates or amends any
Incentive Plan so that, when considered in
the aggregate with any substitute plan or
other substitute compensation, the
Incentive Plan in which he is participating
fails to provide him with a level of
benefits equivalent to at least 75% of the
value of the level of benefits provided in
the aggregate by the terminated or
amended Incentive Plan at the date of
such termination or amendment;
provided, however, that Good Reason
shall not be deemed to exist under this
clause (v) if the decline in Incentive Plan
compensation is related to a decline in
performance.
(h)	"Incentive Plans" shall mean any incentive,
bonus, deferred compensation or similar plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

(i)	"Welfare Plans" shall mean any health and dental
plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

15.	Reimbursement for Excise Taxes.  For purposes of
determining the amount of any payment described in clause (iii) of
Section 1(a) hereof, Executive shall be deemed to have been reimbursed on an after-tax basis for any excise tax described therein if Executive has received (a) the amount of such excise tax and (b) the amount of any taxes (including federal, state and local income taxes as well as any excise tax under Section 4999 of the Code, or any successor provision thereto) payable on account of the reimbursement for such excise tax and any such income and excise taxes payable on account of such reimbursement for income and excise taxes. In the event that Executive and Employer fail to agree as to the amount described in clause (iii) of Section 1(a) hereof within ten (10) days following the date of termination of employment, such amount will be determined by a firm of independent accountants mutually agreed upon by Executive and Employer within thirty (30) days following the date of termination of employment. Employer shall reimburse Executive for any additional income and/or excise taxes (and any penalties and interest thereon) as may be determined to be payable by any taxing authority in respect of any excise tax imposed under Section 4999 of the Code, or any successor provision thereto, and any reimbursement described in clause (iii) of Section 1(a) or in this Section 15.

16.	Employment Rights.  Nothing expressed or implied in
this Agreement shall create any right or duty on the part of Employer or the Executive to have the Executive remain in the employment of Employer prior to any Change in Control, provided, however, that any termination of employment of the Executive or the removal of the Executive from the office or position in Employer following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

17.	Counterparts.  This Agreement may be executed in
counterparts, each of which shall be deemed an original.

18.	Severability; Construction.  In the event any provision
of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event that Section 4(b) is deemed by any court of competent jurisdiction to be invalid due to overbreadth, such Section 4(b) shall be construed as narrowly as necessary to be enforceable.


IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.




[Executive]


PERFORMANCE FOOD
GROUP COMPANY

By:
Title: